Exhibit 10.1

PURCHASE ORDER AGREEMENT

This Purchase Order Agreement is made as of January 23, 2015 (the “Effective Date”) by and between BTCS Digital Manufacturing located at 1901 North Fort Myer Drive, Suite #1105, Arlington, VA  22209 (the “Purchaser”); and Spondoolies Tech Ltd., of 1 Leshem St. Kiryat Gat, 8258401, Israel (the “Company”). The Purchaser and the Company, each, a “Party”, and together the “Parties”.

WHEREAS, the Purchaser is interested in purchasing from the Company the Products listed in Exhibit A attached hereto and the Company wishes to sell to Purchaser said Products and services, all under the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

1	Terms & Conditions of Sale.

1.1.	Reference is made to the Company's standard Terms and Conditions of Sale, a copy of which is attached hereto and marked as Exhibit B (the "STCS").

1.2.	The Purchaser represents that it has familiarized itself with the STCS and by signing below agreed to be bound by it terms and provisions in their entirety.

1.3.	Unless specifically specified, amended or changed otherwise in this Agreement, the terms and conditions of the STCS shall establish the underlying engagement between the Parties.

1.4.	In case of contradiction between the provisions of this Agreement and the terms and conditions of the STCS, the provisions of this Agreement shall prevail.

1.5.	Unless specifically defined otherwise in this Agreement, all capitalized terms used in this Agreement shall have the meaning ascribed to them in the STCS.

2	Order; Order Confirmation.

2.1	The signing of this Agreement by the Parties shall, for all intends and purposes, constitute Order and an Order Confirmation, as such terms are defined in the STCS.

2.2
Subject to the terms and conditions of this Agreement and the STCS, the Purchase hereby undertakes to purchase from the Company, and the Company hereby undertakes to sell to the Purchaser the Products, in total number of units and with the specifications, specified in Exhibit A attached hereto.

3	Prices; Terms of Payment.

3.1	The Parties agree that the total price to be paid by Purchaser to Spondoolies in consideration for purchasing the Products is as set forth in Exhibit A attached hereto (the "Payment").

3.2
The Purchaser undertakes to deliver Payment to the Company concurrently with the signing of this Agreement, and in any case no later than 2 business days after the Effective Date, provided, however that the Purchaser will have 15 days from the Effective Date to issue any securities in connection with the Payment (to the extent securities are issued).  Failure to wire the Payment shall be considered a fundamental breach of the Purchase Order and the STCS.

3.3	The Parties agree that the Payment will be payable in the form and amounts as set forth in Exhibit C attached hereto (the "Form of Payment").

4	Delivery; Shipment.

4.1	The Company undertakes to ship to the Purchaser the entire amount of Products by no later than January 31st, 2015 (the "Final Shipment Date").

4.2	All Products will be shipped to the following address:

BTCS Digital Manufacturing
Attention: Gerald Wilkie
[•]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

BTCS Digital Manufacturing                              Spondoolies Tech Ltd.

Title: _CEO_________________________ Title: _________________________________

Date:  1/23/2015                                                   Date: _________________________________

Exhibit A
Price quote

UNIT	DATE	#UNITS	TH/S PER UNIT	TH/S TOTAL	UNIT PRICE	PRICE
SP35	January	100	5.5	550	$2,235	$223,500

Exhibit B

TERMS & CONDITIONS OF SALE
DEAR USER, PLEASE CAREFULLY REVIEW THE BELOW AGREEMENT PRIOR TO PURCHASING THE PRODUCT(S) AND/OR SERVICE(S) FROM SPONDOOLIES TECH LTD.AND/OR MAKING ANY TRANSACTION THROUGH THIS WEBSITE.

This is a legal agreement (the "Agreement") between you, a user or purchaser of the Product (defined below) and/or service(s) (the "Purchaser", "End-User" or "You"), and Spondoolies Tech Ltd. ("Spondoolies") regarding the purchased or ordered product (the “Product”) and/or service(s). Purchaser is deemed to accept these terms upon Purchaser's (or his/her/its representative’s): (i) placing an order for purchase of the Product(s) and/or service(s), or (ii) clicking an acceptance button or checking an acceptance box online or similar act of acceptance; whichever occurs first.

I.	Standards Terms And Conditions Of Sale Of The Product and/or Service(s)
This Agreement shall apply to all sales and deliveries of the Product(s) and/or service(s) from Spondoolies to You, as Purchaser. The terms and conditions of sale together with the order and the order confirmation (if any) are jointly referred to as the “Sales Agreement”.
1.
Orders; Order Confirmation. Upon Spondoolies' receipt of Your order and acceptance of the Payment (defined below), the order will be confirmed in accordance with Spondoolies' internal procedures (the "Order Confirmation"). For avoidance of doubt, Spondoolies will not review and/or confirm any order and/or be bound by this Sales Agreement, without first confirming the remittance of the full Payment (defined below) owed from You. You further acknowledge and accept that such Order Confirmation may be sent via e-mail or by any other mean, as Spondoolies may deem fit. In addition, You also acknowledge and confirm that neither the order, nor the Payment, is cancellable and the Product(s) and/or service(s) ordered or Payments made are not returnable by the Purchaser, save for as specified in this Sales Agreement.

2.
Prices; Terms of Payment. The Product(s) and/or service(s) are sold at the prices prevailing on the day of order according to Spondoolies' price list at that time. Applicable prices do not include taxes, import duties, customs or other applicable costs (such as freight and delivery) levied in connection with the purchase of the Product(s) and/or service(s), which are all to be borne by the Purchaser. Payments are due in the amounts, in the currency, and at the time stated in the Order Confirmation, or if not so stated, due immediately in United Stated Dollars or Euros, wired to the bank account to be designated by Spondoolies, or by the delivery of Securities issued by the Purchaser (if mutually agreed too) (the "Payment"). Bitcoin may be accepted via Spondoolies' choice of a Bitcoin payment processor, at a conversion rate and Bitcoin amount quoted to You in writing by Spondoolies, and such conversion rate and Bitcoin amount quote is good only for immediate Bitcoin transfers, and Spondoolies may, at its sole and absolute discretion, not accept payments that are not made immediately. You must acknowledge that costs for freight may be charged separately and Spondoolies may, in such case, require additional payments to be made as a condition for delivering the Product(s) and/or service(s).

3.
Delivery; Shipment. Delivery dates communicated or acknowledged by Spondoolies in the Order Confirmation are approximate only, and are dependent upon supply chain interruptions and stoppages, development delays, and other factors. Therefore, Purchaser shall not rely upon, and Spondoolies shall not be liable under whatsoever circumstances for any other estimation statement of expectation when delivery will occur. (b) Title to Product(s) passes from Spondoolies to the Purchaser upon shipment or collection. Product is delivered to the Purchaser Ex-Works in accordance with INCOTERMS 2010. Shipping, handling and tax are additional unless otherwise expressly indicated in the Order Confirmation. Loss or damage that occurs during shipping by a carrier is Your responsibility. You must notify Spondoolies within fourteen (14) days of the date of receipt of Product if you believe that any part of Your purchased Product is missing or wrong or damaged; (c) Dead On Arrival (DOA) – Product(s) and/or service(s) received by you which are dead on arrival (“DOA”) are defined as Products that fail to function substantially in accordance with published specifications due to defects in manufacturing or materials during the first fourteen (14) days from the date of their purchase (the “DOA Period”). Proof of purchase of the DOA Product satisfactory to Spondoolies will be required. In the event a Product is DOA, You are required to do the following: (i) notify Spondoolies within the DOA Period that the Product is DOA (including a description of the circumstances thereof); (ii) return the DOA Product to Spondoolies within thirty (30) days of reporting the DOA; (iii) deliver to Spondoolies within the DOA Period proof acceptable to Spondoolies indicating that the Product is DOA; (iv) provide Spondoolies with all documentation and information that Spondoolies requests; and (v) follow Spondoolies’ standard DOA return procedure by obtaining a return merchandise authorization ("RMA") directly from Spondoolies. Subject to Your satisfaction of these requirements, Spondoolies shall have the following obligations with respect to DOA Products: (1) upon receipt of notification from you of the DOA Product, Spondoolies will attempt to remotely validate the failure of the Product; (2) upon validation of the DOA, an RMA number will be created, and based on availability Spondoolies will endeavor to ship the replacement Product from Spondoolies’ headquarters within three business days following validation that the Product is DOA; (3) upon receipt of the DOA Product, Spondoolies or manufacturer will subject the DOA Product to hands-on diagnostic confirmation of the failure by technical support engineers. If Spondoolies determines that the Product is not DOA, or if the DOA Product is not received at Spondoolies’ location within the thirty (30) day period for returning the DOA Product following notification as set forth above, You will be charged the current list price for the Product shipped to You; (d) The Products will be delivered to the delivery address specified by the Purchaser in the Order. (e) The Purchaser is not entitled to refuse acceptance of the Products, or make claims for compensation due to any delayed delivery; and (f) Spondoolies may need to charge the Purchaser with a further handling fee for each incorrect or incomplete delivery information provided by the Purchaser.

4.
Rights in Product and Intellectual Property. All intellectual property rights covering the Product(s) including without limitation any and all documentation or data included in, with or comprising the Product(s) and/or service(s), and all ownership rights in and to such intellectual property rights, documentation and data, shall remain solely and exclusively with Spondoolies or its third party suppliers, whether or not it was developed specifically for the Purchaser. Payment by the Purchaser of non-recurring charges, as may be made to Spondoolies for special design, engineering or production materials required for Spondoolies’s performance on orders deviating from Spondoolies’ Product line and/or service(s), shall not convey title to either the design or special materials, but title shall remain in Spondoolies. Except for licenses explicitly identified in Spondoolies’ Order Confirmation, no rights or licenses are granted, or implied by estoppel or otherwise, under any intellectual property rights of Spondoolies or its Affiliates or any intellectual property residing in the Product(s) and/or service(s), including documentation or any data furnished by Spondoolies, except for the license under Spondoolies’ intellectual property rights to operate the Product delivered by Spondoolies to the Purchaser for their ordinary function, and subject to the provisions set forth herein. Notwithstanding anything to the contrary herein, these terms shall not be construed as conferring any license, right or immunity, either directly or by implication, estoppel or otherwise to the Purchaser or any third party: (a) with respect to any trademark, trade or brand name, a corporate name of Spondoolies or its Affiliate(s), or any other name or mark, or contraction abbreviation or simulation thereof; (b) covering a standard set by a standard setting body or agreed to between at least two companies; or (c) if Spondoolies has informed the Purchaser or has published (in a datasheet concerning the Product or elsewhere) a statement that a separate license is needed or useful. The absence of such a statement in a given version of the datasheet is of no consequence whatsoever if a subsequent version of the datasheet does contain such a statement. Notwithstanding anything to the contrary herein, these terms shall not be construed as obligating Spondoolies or its Affiliate(s) to furnish any manufacturing or technical information.

5.
Not For Resale or Export. You hereby agree not to allow the Product to be used in any country except in compliance with applicable export laws and regulations and represent that You are purchasing the Product for Your own internal use only, and not for resale or export

6.
Customs. Any additional charges for customs clearance must be borne by You; Spondoolies has no control over these charges and cannot predict what they may be. Customs policies vary widely from country to country, so You should contact your local customs office for further information. Additionally, please note that when ordering from Spondoolies, You are considered the importer of record and must comply with all laws and regulations of the country in which You are receiving the goods. Your privacy is important to Spondoolies and Spondoolies would like its international customers and customers dispatching products internationally to be aware that cross-border deliveries are subject to opening and inspection by customs authorities.

7.
Termination.  Spondoolies reserves the right to terminate and rescind a confirmed Order, or the entire Sales Agreement, immediately in the event the Purchaser breaches any of the terms and provision of this Sales Agreement and fails to rectify such breach within seven (7) calendar days from receipt of Spondoolies' notification to the Purchaser of the breach. Spondoolies reserves the right to immediately terminate and rescind a confirmed Order, or the entire Sales Agreement, in the event that the Purchaser suspends its schedules payments. For avoidance of doubt, in the event of Purchaser's failure or suspension to pay any payment due pursuant to a confirmed Order on a timely and appropriate manner, then Spondoolies shall not be required to deliver any Product hereunder (on a timely manner or otherwise) or under any other outstanding confirmed Order made by the Purchaser, nor make any refund of payments made by the Purchaser before termination on account of any confirmed Order of Purchaser, and Spondoolies shall further be entitled to cancel all outstanding Orders made by the Purchaser (or any part thereof), at its absolute and sole discretion, all- without any liability to Spondoolies.

8.
Limited Warranty and Disclaimer.  Spondoolies warrants that the Product will perform substantially in accordance with the published specifications (subject to customary industry standard deviations thereof) for a period of ninety (90) days from the date of delivery of the Product Ex-Works (Israel), unless otherwise set forth in the Order Confirmation rendered by Spondoolies to the Purchaser. Spondoolies’s limited warranty herein is nontransferable and is limited to the Purchaser. The foregoing warranty applies only to failures in operation of the Product that are reproducible in standalone form and does not apply to (i) Software and/or Hardware that are modified or altered by the Purchaser or any third party; (ii) if the defect is caused by faulty maintenance, installation or set-up, by alterations undertaken without Spondoolies’s consent or by faulty repairs; or (iii) Product that is otherwise operated in violation of this Sales Agreement or other than in accordance with the Documentation (defined below). Spondoolies's entire liability and the Purchaser’s exclusive remedy for a breach of the preceding limited warranties shall be a fix, patch, work-around, or replacement of the Software or media that does not meet such limited warranty, in case of defect in the Software, or replacement of the defective part, in case of defect in the Hardware. Except as expressly set forth above, no other warranties or conditions, either express or implied, are made by Spondoolies with respect to the Product(s) and/or service(s) (statutory or otherwise), and Spondoolies expressly disclaims all warranties and conditions not expressly stated herein, including but not limited to the implied warranties or conditions of merchantability, noninfringement, and fitness for a particular purpose. Spondoolies does not warrant that the functions contained in the Product will meet Purchaser’s requirements, be uninterrupted or error free, or that all defects in the Product will be corrected.

9.
Limitation of Liability.  The Purchaser agrees that in no event shall Spondoolies be liable for any indirect, special, exemplary, consequential or punitive damages whatsoever, including amounts representing loss of profits, loss of revenue, loss of use, loss of date, loss of business, or costs of procurement of substitute products or services whether in an action in contract or tort, arising out of the sale of, use of or inability to use the Product and/or service(s), even if those damages were foreseeable or resulted from the breach of a fundamental term of this agreement, or if Spondoolies has been advised of the possibility of such damages. This limitation shall apply regardless of the failure of any essential purpose. This limitation is an essential part of the Agreement between You and Spondoolies. You acknowledge that this limitation represents a reasonable allocation of risk, taking into account the price paid for the Product and/or service(s), and that Spondoolies would not provide the product except under the terms of this Agreement. In the event that, notwithstanding the terms of this Agreement, Spondoolies is found liable for damages of any kind (including liability for negligence) connected and/or related to this Agreement, Spondoolies’s total liability for such damages shall not exceed the price in US$ [or the equivalent US$ value of the Bitcoin conversion rate used to effect the purchase of the Product and/or service(s)] paid to Spondoolies by the Purchaser for the specific unit of Product and/or service(s) that is the subject of the claim, or if no single unit of Product or service is so applicable, then Spondoolies’s liability shall not exceed the amount of price paid in US$ [or the equivalent US$ value of the Bitcoin conversion rate used to effect the purchase of the Product and/or service(s)] by the Purchaser to Spondoolies.

Warning. in case the Product purchased by the Supplier is supplied, to the Purchaser's specific request, without a power source, then: it is hereby clarified that the only standard mark power source to be connected to and used with the Product(s) is ATX PSU supporting PCIE compliant connectors and pinout (the "Standard Mark Power Source"). Spondoolies shall not be liable for any indirect, special, exemplary, consequential or punitive damages whatsoever, including amounts representing loss of profits, loss of revenue, loss of use, loss of date, loss of business, or costs of procurement of substitute products or services whether in an action in contract or tort, arising out of use or connection of the product to a power source other than the Standard Mark Power Source. In addition, immediately upon use of any power source other than the Standard Mark Power Source the Warranty (to the extent not already expired at such date in accordance with the provisions of Section 8 above) shall automatically expire, and Purchase shall have no demand, suit or claim against Spondoolies in this regard.

10.
Use Restrictions.  The Product and/or service(s) are licensed to You, as End-User, for Your own use only. The Product and/or service(s) may contain copyrighted material, trade secrets, and other proprietary materials of Spondoolies. You acknowledges that the scope of the license granted hereunder do not permit End-User (and End-User shall not allow any third party) to: (i) decompile, disassemble, decipher, reverse engineer or attempt to reconstruct, identify or discover any underlying ideas, design, underlying user interface techniques or algorithms of the Product and/or service(s), by any means whatsoever, or disclose any of the foregoing; (ii) provide, distribute, rent, lease, lend, use for timesharing or service bureau purposes, or otherwise use, transfer or allow others to use the Product and/or service(s) for the commercial or other benefit of third parties whether or not for consideration; (iii) modify, incorporate into or with other software, or create a derivative work of any part of the Product and/or service(s); (iv) attempt to circumvent any user limits or use restrictions that are built in to the Product and/or service(s); or (v) sublicense, transfer or assign this Agreement or any of the rights or licenses granted under this Agreement and any attempt to do so shall be of no effect. You shall not remove, obscure, or alter Spondoolies' or third party suppliers’ copyright notices, trademarks, or other proprietary rights notices affixed to or contained on or within the Product and/or service(s).

11.
Miscellaneous.  If Purchaser is a corporation, partnership or similar entity, then the license granted hereunder to use the Products and/or service(s) is expressly conditioned upon acceptance by a person who is authorized to bind the entity. This Sales Agreement is the entire agreement between the Purchaser and Spondoolies with respect to the license hereunder, and supersedes any previous oral or written communications or documents (including, if you are obtaining an update, any agreement that may have been included with the initial version of the Product and/or service(s)). This Sales Agreement shall be governed and construed solely in accordance with the laws of the State of Israel, without giving effect to conflicts of law principles thereof, and only the courts in Tel-Aviv, Israel shall have jurisdiction in any conflict or dispute arising out of this Sales Agreement. This Agreement will not be governed by the U.N. Convention on Contracts for the International Sale of Goods (Vienna, 1980). If any provision of this Sales Agreement is found to be invalid or unenforceable, it will be enforced to the maximum extent permissible and the remainder of this Sales Agreement will remain in full force and effect. Failure to prosecute a party's rights with respect to a default hereunder will not constitute a waiver of the right to enforce rights with respect to the same or any other breach. Spondoolies may, in its sole discretion, modify this Agreement and portions thereof at any time, provided that such changes have been posted on Spondoolies's web site(s) or a notice to that effect was sent to the Purchaser via e-mail, postal mail or other means.

12.	The terms and provisions of Section I7, I8, I9, I10 and I11 shall apply, mutatis mutandis, on Section II below.

II.	Privacy Policy

This Privacy Policy applies to Spondoolies' Websites at www.spondoolies-tech.com (the "Website") and proprietary on-line platform for purchase of the Product (as defined above), as well as to the Company's Product(s) and/or services (the "Services"), and governs data collection and usage therein and in connection thereto. By using the Services, visiting the Website, and accessing, browsing, using any content therein or otherwise submitting information to the Website and/or using the Product(s), you acknowledge and consent to the practices outlined in this Privacy Policy and the collection and use of information by Spondoolies subject to the terms set forth below.

1.
Collection of Private Information/Data. Spondoolies may collect, receive and store any information, data and other details submitted, uploaded, posted, transmitted, communicated, shared or exchanged by you through your visits to the Website and/or using the Services, and such other websites owned by Spondoolies or such other third party sites, accessible or operated through the Website and/or using the Services or Product (s) (collectively "Private Information"). Private Information may include without limitation:

•	Your name, address, e-mail address, contact details and any other information you choose to provide on or via the Website or through any other electronic means;
•	End User current public IP;
•	End User network private router IP;
•	MAC Address;
•	Miner serial ID;
•	Current Firmware version;
•	Mining rate;
•	Power Consumption;
•	ASICs Frequencies and Status;
•	Board Components Status;
•	PSU Status;
2.
Use of Private Information. Spondoolies may monitor, collect, retain and use any of the Private Information, and text of any kind which is uploaded or transmitted by you through the Website and/or through using the Products or Services, as follows: (1) Using the traffic data collected by Spondoolies for quality control reasons by way of helping diagnosis of problems with its servers; (2) Producing statistics and statistical information regarding use of the Product and/or the Services and conveying such statistic information to third parties according to Spondoolies's discretion. No identifying details shall be provided to any third parties, subject to the exceptions specified herein; (3) Processing your inquiries and responding to your requests; (4) Spondoolies may use your information to provide, customize and personalize its Product and/or the Services and to detect and/or prevent fraud. Spondoolies may also use such information for promotion purposes, such as to offer users certain products or services of Spondoolies or of others. Spondoolies may also contact users via surveys for examination of current or potential services and/or functionalities of the Product and/or the Services; (5) Spondoolies may, from time to time, contact you, whether for itself or on behalf of third parties about a particular offering that may be of interest to you. Spondoolies may contact you by post, e-mail, telephone or fax for these purposes but your unique personally identifiable information (e-mail, name, address, telephone number) shall not be transferred to such third parties; and (6) Spondoolies may monitor and keep track of the Product and/or the Services. Spondoolies may use this data to improve its Product and/or the Services.
Any such Private Information collected by Spondoolies shall not be disclosed to any third party without the prior written consent by You, subject to the exceptions specified herein. Spondoolies will disclose any of the Private Information, as provided via the Product and/or the Services, to third parties, only if: (a) Spondoolies is required to do so by law, or court order, injunction or decree; or (b) Spondoolies believes in good faith that such action is necessary to conform to or comply with the provisions of any law or with legal proceedings, to protect the rights or property of Spondoolies and/or to protect the personal safety of users of the Product and/or the Services, or the public; or (c) in case of dispute between Spondoolies and user; or (d) to verify your identity and prevent or detect fraud; or (e) upon user's consent.

3.
Security of your Personal Information. Spondoolies reasonably secures the personally identifiable information you provide from unauthorized access, use or disclosure, on computer servers in a controlled and secured environment, protected from unauthorized access, use or disclosure. However, you acknowledge that the Website, Product and/or the Services and its information protection systems are not immune from any breaches or sabotage, and third party may make unlawful and harmful use of the Website, Product and/or the Services, including, but not limited to, uploading malicious files of any kind, viruses, worms, Trojan horses and the such. You agree that Spondoolies shall not be liable in any way to any damage whatsoever that may result of any such third party behavior.

4.
Changes to this Policy. Spondoolies may update this Privacy Policy from time to time, by placement of an updated policy in the Website, without giving any prior notice. The Privacy Policy published at any given time shall automatically replace the former Privacy policy and shall govern the relations between Spondoolies and users.

5.
Limitation of Liability. In no event shall Spondoolies, its officers, directors, shareholders, employees, consultants, agents, representatives, affiliates and anyone on its behalf ("Spondoolies's assignees"), be liable for any damage or loss resulting from the use of personal information by Spondoolies or any of its assignees or the breach by Spondoolies or any of its assignees of any of the undertakings herein, whether based on warranty, contract, tort, or any other legal theory, and whether or not Spondoolies is advised of the possibility of such damages. The foregoing limitation of liability shall apply to the fullest extent permitted by law in the applicable jurisdiction. In the event that notwithstanding the foregoing, Spondoolies or any of its assignees is found liable for damages of any kind in connection with the private information and/or this privacy policy, in no event shall such liability exceed a total of $1,000.

6.
Contact Information. Spondoolies welcomes your comments regarding this Privacy Policy. If you believe that Spondoolies has not adhered to this policy, please contact Spondoolies Tech Ltd. 1 Leshem St. Kiryat Gat, Israel 8258401 or by electronic mail at: info@spondoolies-tech.com and we will use commercially reasonable efforts to attend your comment.

***

Exhibit C
Form of Payment

The aggregate Payment will be payable as set forth below:

Form	Description	Amount
USD (or bitcoin)	Payable by wire transfer in USD or in Bitcoin	$198,500
Common Stock in Bitcoin Shop Inc.	Bitcoin Shop Inc. (the parent company of the Purchaser) shall issue the Company 250,000 shares of its common stock $0.001 par value per share, pursuant to a release agreement.	$25,000

Total		$223,500